FREE WRITING PROSPECTUS Dated April 5, 2022	Filed Pursuant to Rule 433 Registration No. 333-231740 Registration No. 333-231740-01 Registration No. 333-231740-06

$819.8mm World Omni Automobile Lease Securitization Trust 2022-A

Jt-Leads: BofA (struc), Mizuho, MUFG, Wells

Co-Mgrs: Barc, Regions

CLS	SZ($mm)*	WAL	MDY/F*	PWIN	EXP FINAL	LEGAL FINAL	BENCH	SPRD	YLD	CPN	$PRICE

A-1	100.000	0.19	P-1/F-1+	1-4	8/22	4/17/23	ILib	+20	0.97916		100.00000
A-2	326.000	1.09	Aaa/AAA	4-20	12/23	10/15/24	EDSF	+43	2.647	2.63	99.99727
A-3	266.000	1.94	Aaa/AAA	20-26	6/24	2/18/25	EDSF	+48	3.239	3.21	99.98615
A-4	91.500	2.26	Aaa/AAA	26-28	8/24	6/15/27	ISWP	+60	3.366	3.34	99.99424
B	36.300	2.34	Aa2/AA	28-29	9/24	6/15/27	ISWP	+93	3.705	3.67	99.98490

*Minimum required ratings

BILL & DELIVER	: BofA	BBG TICKER	: WOLS 2022-A W22L
EXPECTED RATINGS	: Moody's/Fitch	FORMAT	: Public/SEC Registered
EXPECTED PRICING	: PXD 4/5/22	FIRST PAY DATE	: 5/16/22
EXPECTED SETTLE	: 4/13/22	PXG SPEED	: 75% PPC to Maturity
ERISA ELIGIBLE	: Yes	DENOMS	: $1k x $1K

INTEXNET	: baswolt22a 4V7B www.dealroadshow.com wols2022a
EU RR Eligible	: Yes (Company expects to retain net economic interest of 5%, but final determination is up to investor)

CUSIPS

A-1 98163NAA4

A-2 98163NAB2

A-3 98163NAC0

A-4 98163NAD8

B 98163NAE6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.